FIRST MANHATTAN CO.(1)                December 2006

                                 Code of Ethics

                    Under Investment Advisers Act Rule 204A-1

I.           STATEMENT OF GENERAL PRINCIPLES.
             --------------------------------

             In recognition of the trust and confidence placed in First Manhattan Co. (the "Adviser") by its Clients (as defined below), the Adviser and its personnel must conduct themselves and their activities in such a manner so as not to gain personal benefit at the expense of any Client, or to interfere with their independence or their exercise of good judgment in the best interest of a Client. This Code of Ethics (the "Code") is designed to satisfy the requirement that SEC-registered investment advisors establish, maintain and enforce a written personal trading code of ethics; it governs the personal investment activity of Access Persons (as defined below) and addresses conflicts and potential conflicts of interest which may arise as contemplated under Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the "Advisers Act").

             All Access Persons must conduct themselves in an ethical manner premised on fundamental principles of openness, integrity, honesty and truth. The Adviser emphasizes the importance of, and places significant value on, ethical conduct. The Adviser challenges all Access Persons not only to satisfy the letter of the law but to meet the Adviser's standard of conduct. This high standard of personal

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(1) This Code of Ethics is also being adopted by First Manhattan Co.,
    Incorporated, a wholly-owned subsidiary of First Manhattan Co. First Manhattan Co., Incorporated is a SEC-registered investment advisor that currently does not offer investment advisory services to clients and does


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and professional conduct includes recognition of the following:

     o that we owe Clients a fiduciary duty including a duty of care and a duty of loyalty;

     o that we put our Clients' interests first and above our personal interests;

     o that we will seek to avoid situations and arrangements that give rise to actual or potential conflicts of interest or that give even the appearance of impropriety;

     o that we will not take advantage of our positions or access to information we have as a result of our positions;

     o   that we will comply with applicable federal and state securities laws;

     o that we will seek independence in the investment decision making process; and

     o that we will comply with the letter as well with the spirit of this Code.

II.          DEFINITIONS.
             ------------

             (1)      "Access Person" means (i) all employees of the Adviser and
                      (ii) any person designated by the Chief Compliance Officer ("CCO") (as defined below) who (a) has access to nonpublic information regarding any Clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Client or the Adviser; or (b) is involved in making securities recommendations to Clients, or has access to such recommendations that are nonpublic.

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    not currently have any investment advisory clients.

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             (2)      "Adviser" means First Manhattan Co.

             (3) "CCO" means the person designated as such by the Adviser under its Compliance Program adopted pursuant to Rule 204(6)-7 of the Advisers Act (currently Neal K. Stearns with Cheryl M. Kallem as Co-CCO).

             (4) "Client" means a client of the Adviser who has entered into an investment advisory contract with the Adviser.

             (5) "Compliance Department" means the compliance department of the Adviser, of which Suzanne Capellini is currently the Director.

             (6) "Covered Security" " has the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940, except that it does not include (i) direct obligations of the U.S. government, (ii) bankers' acceptances, bank certificates of deposit, commercial paper, and high qualify short-term debt obligations, including repurchase agreements, (iii) shares issued by money market funds,
                      (iv) shares of open-end mutual funds that are not advised or sub-advised by the Adviser or its affiliates; and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds advised or sub-advised by the Adviser or its affiliates.

             (7) "General Counsel" means the general counsel of the Adviser (currently Neal K. Stearns).

             (8) "Pershing" means the Adviser's clearing firm, Pershing, LLC.

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             (9)      "Senior Managing Director" means any senior managing
                      director of the Adviser.

             (10)     "Supervisory Senior Managing Director" means either Neal
                      K. Stearns, Cheryl Kallem, or Daniel Rosenbloom.

III.         STANDARD OF BUSINESS CONDUCT.
             -----------------------------

             (1)      No Access Person shall:

                      (A) employ any device, scheme or artifice to defraud a Client;

                      (B) make any untrue statement of a material fact to a Client or omit to state to a Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

                      (C) engage in any act, practice or course of business which would operate as a fraud or deceit upon a Client; or

                      (D) engage in any manipulative practice with respect to a Client.

IV.          CONFLICTS OF INTEREST.
             ----------------------

             As a fiduciary, the Adviser has an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of Clients. All Access Persons must seek to avoid conflicts of interest. Access Persons must treat all Clients in a fair and equitable manner and must not favor one Client over other Clients. Access Persons shall follow the Adviser's policies outlined in Section V of this Code regarding potential conflicts that may arise regarding an Access Person's personal securities trading and a Client's trading.

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V.           PERSONAL SECURITIES TRANSACTIONS.
             ---------------------------------

             A.       PERSONAL SECURITIES ACCOUNTS.
                      -----------------------------

             Each Access Person must maintain their personal securities accounts at the Adviser unless an Access Person obtains the prior approval of the Compliance Department. As a prerequisite to the Compliance Department granting such approval, the employee must instruct the carrying brokerage firm to provide the Compliance Department duplicate account statements and brokerage confirmations.

             B.       HANDLING OF ORDERS.
                      -------------------

             The Adviser requires that the conduct of every Access Person be above reproach. The Adviser's guiding principles are that Clients be treated fairly and equitably. The Adviser and its personnel must conduct themselves in such a way that we can in no way be deemed to have gained personal benefit at the expense of Clients. To ensure that potential conflicts with Clients' orders are limited, the Adviser has in place the following rules regarding the handling of brokerage orders for Access Persons' personal securities transactions:

o Each order for an Access Person's account must be clearly identified as such when given to the Adviser's Order Desk.

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o            An Access Person who is a money manager must complete his or her
             Clients' orders in any particular security before entering an order for the same security for himself or herself or related accounts.

o No Access Person may obtain a better price for his or her own accounts with regard to any security as to which he or she effects a solicited or discretionary order on the same day for an account under his or her supervision.

o No Access Person may participate in any average pricing with any Client.

o Any Client's market order (whether or not discretionary) shall have priority and preference over, and must be executed before, any order in the same security for an Access Person regardless of time entered or size.

o No Access Person's order for his or her own accounts shall have priority or preference over any previously entered unfilled limit or not held order in the same security for any Client (discretionary or non-discretionary) regardless of price or size unless a determination is first obtained from a Supervisory Senior Managing Director or the CCO or his or her designee that such Access Person's order will not interfere with the Client's order, taking into consideration the spread between the Client's order and the market, its size, trading liquidity of the particular security involved and other pertinent factors.

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             C.       RESTRICTED AND GREY LISTS.
                      --------------------------

             The Compliance Department maintains a (i) Restricted List which is distributed periodically to all Access Persons and (ii) Grey List which is maintained by the Compliance Department and made available to those Access Persons whom the CCO or his or her designee or the Compliance Department determine need to have such list. The Adviser's Restricted List includes securities in which the Adviser may be deemed the beneficial owner of a position approaching 9.8% or more of the outstanding securities of the class, securities as to which the Adviser participates in an underwriting, and/or securities of an issuer on whose Board of Directors a Senior Managing Director serves; in general, Access Persons must obtain prior written approval from either Suzanne Capellini, Cheryl M. Kallem, Neal K. Stearns, Mike Helmick or Anthony Avicolli prior to effecting any personal securities transactions in any security contained on the Restricted List. The Grey List includes securities of an issuer with respect to which the Compliance Department has determined that an Access Person may be in possession of non-public material information; the Compliance Department monitors all trading in securities maintained on the Grey List and will make inquiries in connection with any such trading as deemed appropriate. All Access Persons are expected to provide complete cooperation in connection with any such inquiry.

             D.       IPOS.
                      -----

             Access Persons, acting in an individual capacity, are not permitted to participate in an initial public offering of an equity security as defined in
Section 3(a)(11) of the Securities Exchange Act of 1934, made pursuant to a registration statement or offering circular ("New Issues"). NASD Conduct Rule 2790 ("Rule


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2790") generally prohibits brokers and dealers from selling a New
Issue to any account in which a restricted person (generally (i) broker/dealers and under certain circumstances, their owners, (ii) personnel of broker/dealers and under certain circumstances their immediate family members, (iii) portfolio managers of banks, savings and loan institutions, insurance companies, investment companies, investment advisors, or collective investment account, and
(iv) a finder or any person acting in a fiduciary capacity to the New Issues' managing underwriter (collectively "Restricted Persons")) holds a beneficial interest (however Restricted Persons who are investors in pooled investment accounts such as private investment partnerships may be permitted to participate in gains and losses attributable to New Issues under a de minimis exception to Rule 2790). In light of the fact that the Adviser is a NASD member, Access Persons are considered Restricted Persons for purposes of Rule 2790, and are required to adhere to the provisions of Rule 2790.

             E.       SHORT SALES.
                      ------------

             Access Persons who desire to effect short sale transactions in their personal accounts must first complete and execute Pershing's margin agreement. Prior to effecting a short sale in a security, Access Persons must first verify with either Gerry Fleites, Daniel Ganley, John D'Esposito, Cheryl Kallem, Michael Helmick or Neal Stearns that the security can be borrowed. Any of these designated individuals will contact Pershing to determine the availability of the applicable security. In the event Pershing is not able to confirm that sufficient shares of the security can be borrowed, the short sale transaction may not be effected. The Adviser ordinarily permits short sales of NYSE listed equities only. No bonds or OTC equities may be sold short (unless sold short against the box) without the prior approval of a Supervisory Senior Managing Director, or the CCO or his designee.

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             F.       SHORT-TERM TRADING AND TRADING FREQUENCY.
                      -----------------------------------------

             The Adviser typically advocates a long-term, value oriented approach to investing and strongly encourages Access Persons to follow a similar investment methodology in their personal investing. Access Persons are expected to devote their full time and attention to their work responsibilities and are discouraged from engaging in short-term and/or frequent trading. The Adviser will take the appropriate action to curtail an Access Person's trading activity if, in the judgment of the CCO or his or her designee, such trading activity may have an adverse impact on the Access Person's job performance.

             G.       USE OF MARGIN.
                      --------------

             Prior to engaging in margin transactions, an Access Person must have on deposit at least $100,000 in cash and/or account equity in at least five positions; any exception to this guideline requires the approval of Cheryl M. Kallem or her designee. Access Persons seeking to engage in margin transactions must execute Pershing's margin agreement which must be received within five days from the date of the first margin transaction. Extensions and prepayments are not permitted in Access Persons' accounts, except under extraordinary circumstances and with the approval of the Director of the Compliance Department or in her absence, the CCO or his or her designee.

             H.       INSIDER TRADING.
                      ----------------

             The Adviser has established the following policies and procedures to prevent the misuse of material non-public information ("Inside Information"): all Access Persons are prohibited from (i) effecting any securities transactions while in the possession of Inside Information ("Insider Trading") or


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(ii) disclosing such information to others. The prohibition against Insider
Trading applies not only to the security to which the Inside Information directly relates, but also to related or derivative securities, such as options or convertible securities. In the event an Access Person receives Inside Information, he or she is prohibited from trading on that information for (i) the account of the Adviser, (ii) the account of any Client, (iii) the Access Person's own account, (iv) any accounts in which Access Persons have a direct or indirect beneficial interest (including accounts for family members) or (v) any other account over which the Access Person has control, discretionary authority or power of attorney. The Compliance Department reviews all Access Persons' personal trades to ensure that such trades are in compliance with the Adviser's Insider Trading policies.

VI.          GIFTS.
             ------

             A.       GIFTS TO OTHERS.
                      ----------------

             Gifts of anything of value and gratuities to anyone relating to the Adviser's business are limited to $100 per person per year. This limitation is applicable to tickets to sporting or entertainment events where the Access Person does not accompany the recipient, but does not include usual and customary business entertainment such as dinners or sporting events where the employee hosts the entertainment or gifts pursuant to a personal non-business relationship (E.G., weddings, etc.). Such gifts may not be so frequent or so expensive as to raise a suggestion of unethical conduct. Employees of regulators are also subject to rule limitations regarding gifts to them from broker-dealers and their employees. Cheryl M.


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Kallem or Neal K. Stearns must be contacted for guidance before any gift is provided to an employee of a regulator.

             Gifts and gratuities are not permitted when given for the purpose of influencing or rewarding the action of a person in connection with the publication of information which has or is intended to have an effect upon the market price of any security.

             B.       ACCEPTING GIFTS.
                      ----------------

             Access Persons may not solicit gifts or gratuities from Clients or other persons doing business with the Adviser. Access Persons are not permitted to accept gifts from outside vendors currently doing business with the Adviser or seeking future business without the prior approval of Cheryl M. Kallem or Neal K. Stearns. This policy does not include customary business lunches or entertainment, promotional items (E.G., caps, T-shirts, pens, etc.) or gifts of nominal value (less than $75).

             C.       GIFT FORM
                      ---------

             Employees must report any gifts, subject to the exemptions outlined below, that they receive or give in connection with firm business on the FMC Gift Reporting Form for the Giving and Receipt of Gifts and submit such form to the Compliance Department. The following criteria are exempt from this reporting requirement: (i) food or beverage items (I.E., candy, gourmet foods, etc. but not including beverages worth $75 or more), (ii) nominal items worth less than $75, or (iii) gifts given or received pursuant to a personal non-business related relationship.

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VII.         OUTSIDE BUSINESS ACTIVITIES.
             ----------------------------

             On not less frequently than an annual basis, the Compliance Department distributes a memorandum to Access Persons requesting the disclosure of outside business activities. No Access Person may engage in any outside business activities, securities- related or otherwise, without the prior written approval of the Compliance Department. Outside business activities include, but are not limited to, (i) serving as a director or officer of any business entity, and (ii) arranging, participating in, providing advice with respect to or soliciting or introducing to any Client any financing, private placement or similar transaction; provided however activities which are educational, non-profit or charitable in nature are not required to be pre-approved, but still must be disclosed. An Access Person is required to disclose to the General Counsel or the CCO or his or her designee any executorship, trusteeship or power of attorney prior to accepting such positions, other than with respect to family members.


             Additionally, an Access Person must complete, execute and submit to the Compliance Department a pre-clearance form prior to acquiring or disposing of a security issued by a publicly-traded company (either for his or her own account or for the account of a Client over which he or she has investment discretion) in which an Access Person occupies an official role in (the Access Person who actually occupies the official role must complete, execute and submit to the Compliance Department a disclosure form in lieu of the pre-clearance form).

VIII.        CONFIDENTIALITY.
             ----------------

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             A.       PROTECTION OF CONFIDENTIAL INFORMATION.
                      ---------------------------------------

             It is imperative that all Access Persons maintain the confidentiality of information pertaining to the affairs of the Adviser and Clients. No information should be disclosed to outside callers inquiring about any Client account, including proxy solicitation requests and media inquiries. All information regarding Clients' accounts is confidential and any inquiries should be referred to the Compliance Department or the General Counsel. What is or is not confidential cannot be described in general terms. The names of Clients and their trading activity (unless otherwise in the public domain) and any information pertaining to their accounts is confidential and should not be disclosed to anyone outside of the Adviser for any reason, including credit information requests, without the specific Client's express permission. A similar policy applies for companies with which the Adviser may have a corporate finance relationship and all matters pertaining to that relationship even if there has been a public announcement relating to any such matters. This includes matters such as a proposed merger, acquisition, tender offer, or stock repurchase program. Vigilance should be exercised discussing corporate finance matters even within the confines of the Adviser's offices, and personnel should discuss these matters with Access Persons outside of their department only on a need-to-know basis.

             B.       REGULATION S-P.
                      ---------------

             On June 27, 2000, the Securities and Exchange Commission adopted Regulation S-P, which implemented portions of the Gramm-Leach-Bliley Act by regulating the sharing of personal information about individuals by broker-dealers, investment advisers and investment companies. The Adviser is


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subject to the provisions of Regulation S-P. In order to comply with the provisions of Regulation S-P, the Adviser has adopted privacy policies and procedures that, among other things, (i) maintain physical, electronic and procedural safeguards designed to protect against unauthorized use of non-public personal Client information and (ii) restricts the access to such information to Access Persons who need to know such information in order to provide the Adviser's services to Clients. The Adviser provides Clients with a copy of such policies and procedures at the time the Client's account is opened and forwards to Clients any amendments to such policies in a timely fashion.


IX.          REPORTING.
             ----------

             Since all Access Persons are required to maintain securities accounts (i) of immediate family members of the Access Person who live in the same household as the Access Person ("Family Members") or (ii) in which the Access Person has, or by reason of the transaction acquires, any direct or indirect beneficial ownership in, with the Adviser (unless an exception is granted by the Compliance Department), the holdings and transactions in Covered Securities reporting requirement of Rule 204A-1 is thereby satisfied. In the event an exception is granted by the Compliance Department, Access Persons are required to provide the Adviser with Reportable Information concerning their and their Family Members' Covered Securities holdings and transactions in accounts not held at the Adviser pursuant to the reporting provisions of Rule 204A-1 (a copy of these requirements is attached hereto as Appendix A). Notwithstanding the preceding, an Access Person is not required to report holdings and transactions (a) effected for any account over which he or she does not have any direct or indirect influence or (b) which are non-volitional on the part of the Access Person.

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X.           ADMINISTRATION AND ENFORCEMENT OF THE CODE.
             -------------------------------------------

             A.       CERTIFICATION.
                      --------------

             The Adviser shall provide a copy of the Code to each Access Person. Each Access Person shall certify annually in writing that he or she:

                      (A) has received and read the Code;

                      (B) acknowledges that he or she is subject to the Code;
                          and

                      (C) has complied and will comply with the provisions of
                          the Code.

             B.       AMENDMENTS TO THE CODE.
                      -----------------------

             The Adviser shall provide each Access Person with any amendments to the Code and each Access Person shall certify in writing that he or she has received and read, and will comply with the amendments to the Code.

             C.       EDUCATION AND TRAINING.
                      -----------------------

             As part of the Adviser's Continuing Education program, the Adviser will provide training and education regarding the Code to all Access Persons on an annual basis. Additionally, the CCO or his or her designee shall review the Code not less frequently than on an annual basis to verify the adequacy of the Code and the effectiveness of the Adviser's implementation of the Code.

             D.       REPORTING VIOLATIONS OF THE CODE.
                      ---------------------------------

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             Access Persons are required to promptly report to the CCO or his or her designee any violation of the Code by any person. Appropriate disciplinary action may be taken against any Access Person who (i) violates any provision of the Code or (ii) undertakes any retaliatory action against an Access Person reporting such violations, which shall also be considered a violation of the Code.

             E.       FORM ADV DISCLOSURE.
                      --------------------

             The Adviser shall include on Schedule F of its Form ADV, Part II, a description of the Code and an offer to provide a copy of the Code to any Client or prospective client upon request.

XI.          RECORDS.
             --------

             The Adviser shall maintain records in the manner and to the extent set forth below in a readily available place, which records shall be available for examination by representatives of the Securities and

Exchange Commission.

             (1) A copy of the Code and any other code which is, or at any time within the past five years has been, in effect;

             (2) A record of any violation of the Code and of any action taken as a result of such violation for a period of not less than five years following the end of the fiscal year in which the violation occurred;

             (3) A copy of all written acknowledgements of receipt of the Code and amendments for each Access Person who is currently, or within the past five years was an Access Person (these records will


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be maintained for five years after the Access Person ceases to be an Access
Person);

             (4) A copy of all holdings and transaction reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports for at least five years from the date of such reports;

             (5) A record of any decision and supporting reasons for approving the acquisition of securities by Access Persons in IPOs and private offerings for at least five years after the end of the fiscal year in which approval was granted; and

             (6) A record of all persons who are, or within the past five years, have been responsible for reviewing Access Persons' reports.

XII.         MISCELLANEOUS.
             --------------

             (1) All reports of Covered Securities holdings and transactions shall be treated as confidential.

             (2) The Adviser may from time to time adopt such interpretations of this Code as it deems appropriate.

             APPENDIX A
             ----------

             REPORTING REQUIREMENTS FOR SECURITIES ACCOUNTS NOT HELD AT FMC
             --------------------------------------------------------------

             I.       QUARTERLY SECURITIES ACCOUNTS OPENING REPORTS.
                      ----------------------------------------------

             After obtaining approval as required, Access Persons must disclose the following information about any securities accounts opened during the quarter containing securities held for the direct or indirect


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benefit of the Access Person (including accounts of related family members): (i)
the name of the broker, dealer, bank or investment adviser with whom the Access Person established the account; (ii) the date the account was established; and
(iii) the date the report is submitted. Such report must be submitted no later than ten (10) days after opening a securities account.

             II.      QUARTERLY TRANSACTIONS REPORTS.
                      -------------------------------

             No later than thirty (30) days after the end of each calendar quarter, Access Persons must submit to the CCO or his or her designee a transactions report detailing all of the Access Person's securities transactions during the quarter (including transactions in accounts of related family members). The report must include: (i) the date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each security involved; (ii) the nature of the transaction (e.g., purchase or sale); (iii) the price of the security at which the transaction was effected;
(iv) the name of the broker, dealer, bank, or investment adviser with or through which the transaction was effected; and (v) the date the report is submitted.

             III.     INITIAL AND ANNUAL HOLDINGS REPORTS.
                      ------------------------------------

             An Access Person must submit to the CCO or his or her designee a report of all of the Access Person's holdings in securities (including holdings in accounts of related family members) within ten (10) days of becoming an Access Person and thereafter no later than thirty (30) days after each calendar year-


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end. The holdings report must include: (i) the title and exchange symbol or
CUSIP number, type of security, number of shares and principal amount (if applicable) of each security in which the Access Person has any direct or indirect beneficial ownership; (ii) the name of any broker, dealer, bank or investment adviser with which the Access Person maintains an account in which any securities are held for the Access Person's direct or indirect benefit; and
(iii) the date the report is submitted. The information supplied must be current as of a date no more than forty-five (45) days before the report is submitted. For new Access Persons, the information must be current as of a date no more than forty-five (45) days before the person became an Access Person.

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